                                                                    EXHIBIT 23.2



                         Independent Auditors' Consent



The Board of Directors
Clarus Corporation:

We consent to incorporation by reference in the registration statement (No. 333-42602) on Form S-8 of Clarus Corporation of our report dated April 6, 2001, relating to the statement of net assets available for plan benefits of the Global Employee Stock Purchase Plan of Clarus Corporation as of December 31, 2000, and the related statement of changes in net assets available for plan benefits for the period from July 1, 2000 (inception) to December 31, 2000, which report appears in the December 31, 2000, annual report on Form 11-K of Clarus Corporation.


                                                    /s/ KPMG LLP

Atlanta, Georgia
April 12, 2001